Exhibit 10.10

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No.	Original Issue Date: January 30, 2007
First Amended and Restated Issue Date: February 26, 2007
Second Amended and Restated Issue Date: April 11, 2007
Third Amended and Restated Issue Date: May 17, 2007
Fourth Amended and Restated Issue Date: June 29, 2007

Holder:	John Fife
Address:	303 East Wacker Drive
Suite 301
Chicago, IL 60601

FOURTH AMENDED AND RESTATED ORIGINAL ISSUE DISCOUNT SECURED
NOTE

THIS Fourth Amended and Restated Original Issue Discount Secured Note is one of a duly authorized issue of Notes of NATIONAL STORM MANAGEMENT, INC., a Nevada corporation, having a principal place of business at 999 North Main Street, Suite 202, Glen Ellyn, IL 60137 with offices at 1315 West 53rd Street, Mangonia Park, FL  33407 (the “Company”), designated as its Note or Notes (the “Note” or “Notes”) in an aggregate face amount of Two Million Four Hundred Eighty One Thousand and 00/100 Dollars ($2,481,000.00) (the “Maturity Amount”). This Fourth Amended and Restated Original Issue Discount Secured Note dated June 29, 2007 supersedes and replaces that certain Third Amended and Restated Original Issue Discount Secured Note dated May 17, 2007, which superseded and replaced that certain Second Amended and Restated Original Issue Discount Secured Note dated April 11, 2007, which superseded and replaced that certain First Amended and Restated Original Issue Discount Secured Note dated February 26, 2007, which superseded and replaced that certain Original Issue Discount Secured Note dated January 30, 2007.  The Notes shall be due upon the earlier of (i) July 30, 2007 or (ii) the occurrence of an event of default, as defined below (“Maturity Date”).

FOR VALUE RECEIVED, the Company promises to pay the Maturity Amount to the Holder or registered assigns on the Maturity Date.  Upon the occurrence of an event of default the Maturity Amount, as determined as of the date of payment by Schedule A hereto, shall bear interest at the rate of eighteen (18%) percent per annum from the day such interest is due hereunder through and including the date of payment.  The principal of, and interest on, this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Note Register.

This Note is subject to the following additional provisions:

Section 1.               [This section intentionally left blank.]

Section 2.               Company Covenants.  The Company covenants and agrees that, so long as any amount is due and owing under the Note or the 2006 Note (as defined in the Stock Pledge Agreement), it shall not:

(a)           Fail to make any payment of the principal of, interest on, or other obligations in respect of, this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise), for five (5) business days after the same shall be due and payable;

(b)           Fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Note or the Fourth Amended and Restated Stock Pledge Agreement (the “Stock Pledge Agreement”) entered into contemporaneously herewith (collectively, the “Loan Documents”), including but not limited to the obligation of the Company to deliver to the Holder additional Pledged Shares (as defined in the Stock Pledge Agreement), together with stock powers executed and with the signatures thereon medallion guaranteed, and irrevocable letters of instruction to the Company’s transfer agent, all under certain circumstances as more fully set forth in the Stock Pledge Agreement, for five (5) Business Days after the date on which notice of such failure or breach shall have been given;

(c)           Commence a voluntary case under the United States Bankruptcy Code or insolvency laws as now or hereafter in effect or any successor thereto (the “Bankruptcy Code”); or suffer to have an involuntary case commenced against it under the Bankruptcy Code in which the petition is not controverted within thirty (30 days), or is not dismissed within sixty (60) days, after commencement of such involuntary case; or suffer to have a “custodian” (as defined in the Bankruptcy Code) appointed for, or take charge of, all or any substantial part of the property of the Company, or commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company, or suffer to have commenced against it any such proceeding which remains undismissed for a period of sixty (60) days; or be adjudicated insolvent or bankrupt; or suffer to have any order of relief or other order approving any such case or proceeding entered; or suffer to have any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or make a general assignment for the benefit of creditors; or fail to pay, or state that it is unable to pay, its debts generally as they become due; call a meeting of all of its creditors with a view to arranging a composition or adjustment of its debts; or by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or take any corporate or other action for the purpose of effecting any of the foregoing;

(d)           Default in any of its obligations under any mortgage, credit agreement or other facility, indenture, agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness of the Company in an amount exceeding $750,000.00, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; provided, that the default of the Company in its payment obligations under the 2006 Note shall not be deemed such an event of default under this Section 2(d);

(e)           Be a party to any Change of Control Transaction (as defined in Section 7), or sell or dispose of all or in excess of forty-nine (49%) percent of its assets (based on book value calculation as reflected in the Company’s most recent financial statements) in one or more transactions (whether or not such sale would constitute a Change of Control Transaction);

(f)            Have its common stock suspended or delisted from trading for in excess of three (3) trading days;

(g)           Suffer to have the average daily trading volume of its common stock, during any consecutive ten (10) trading-day period, be less than two thousand ($2,000) dollars in value;

(h)           Suffer a determination by the U.S. Securities and Exchange Commission or National Association of Securities Dealers, or any applicable state regulatory authority, that it has violated applicable securities laws;

(i)            Enter into a transaction or series of transactions that would violate the “Twenty Percent Rule” if the common stock of the Company were traded on the NASDAQ market;

(j)            Enter into another financing arrangement (other than a secured loan from a national banking institution) or sale of equity (other than common stock at a fixed price per share) with another entity;

 (k)          Suffer to have an action, suit or proceeding commenced against it seeking damages in an amount against which it is not insured exceeding fifty thousand ($50,000) dollars; or

(l)            Make any representation or warranty that is not true and correct in all material respects as of the date of this Note and as of the date of a subsequent drawdown as provided in Section 1 as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

Section 3.               Events of Default.  “Event of Default” wherever used herein, means a breach of one or more of the covenants set forth in Section 2 (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body).  Upon the occurrence of an Event of Default, interest shall accrue on the unpaid portion of the Maturity Amount at a rate of one and one/half (1.5%) percent per month, or eighteen (18%) percent per year.

Section 4.               Transfer or Exchange of Notes.

(a)           The Notes are exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same but shall not be issuable in denominations of less than integral multiples of Twenty Thousand Dollars ($20,000) unless such amount represents the full principal balance of Notes outstanding to such Holder.  No service charge will be made for such registration of transfer or exchange.

(b)           The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Note; such notice will describe briefly the proposed transfer and will give the Company the name, address, and tax identification number of the proposed transferee, and will further provide the Company with an opinion of the Holder’s counsel that such transfer can be accomplished in accordance with federal and applicable state securities laws (unless such transaction is permitted by the plan of distribution in an effective Registration Statement).  Promptly upon receiving such written notice, the Company shall present copies thereof to the Company’s counsel.

(i)            If, in the opinion of such counsel, the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Note or to dispose of underlying shares received upon the previous conversion of this Note, all in accordance with the terms of the notice delivered by the Holder to the Company; provided, that an appropriate legend may be endorsed on this Note respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Company to prevent further transfers which would be in violation of Section 5 of the Securities Act and applicable state securities laws; and provided, further, that the prospective transferee or purchaser shall execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company for the transfer or disposition of the Note.

(ii)           If in the opinion of the counsel referred to in this Section 4(b), the proposed transfer or disposition of this Note described in the written notice given pursuant to this Section 4(b) may not be effected without registration or qualification of this Note, the Company shall promptly give written notice thereof to the Holder, and the Holder will limit its activities in respect to such as, in the opinion of such counsel, are permitted by law.

(c)           Prior to transfer of this Note in compliance with Section 4(b), the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 5.               Interest Rate Limitation.  The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the loan evidenced hereby.  Accordingly, if any transaction contemplated hereby would be usurious under such laws, then notwithstanding any other provision hereof:  (i) the aggregate of all interest that is contracted for, charged, or received under the Loan Documents shall not exceed the maximum amount of interest allowed by applicable law (the “Highest Lawful Rate”), and any excess shall be promptly credited to the Company by the Holder (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to the Company by the Holder); (ii) neither the Company nor any other person now or hereafter liable hereunder shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (iii) the effective rate of interest shall be reduced to the Highest Lawful Rate.  All sums paid, or agreed to be paid, to the Holder for the use, forbearance, and detention of the debt of the Company to the Holder shall, to the extent permitted by applicable law, be allocated throughout the full term of the Loan Documents until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof.  If at any time the rate of interest under the Loan Documents exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to the Loan Documents shall be limited, notwithstanding anything to the contrary in the Loan Documents, to the Highest Lawful Rate, but any subsequent reductions in the base rate shall not reduce the interest to accrue pursuant to the Loan Documents below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Loan Documents had at all times been in effect.  If the total amount of interest paid or accrued pursuant to the Loan Documents under the foregoing provisions is less than the total amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Loan Documents had been in effect, then the Company agrees to pay to the Holder an amount equal to the difference between (x) the lesser of (A) the amount of interest that would have accrued if the Highest Lawful Rate had at all times been in effect, or (B) the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Loan Documents had at all times been in effect, and (y) the amount of interest accrued in accordance with the other provisions of the Loan Documents.

Section 6.               Prepayment.

(a)           The Company shall have the right to prepay this Note in whole or in part prior to the Maturity Date.

(b)           The Company shall give to the Holder at least five (5) business days, but not more than ten (10) business days, written notice of any intention to prepay this Note, which notice shall specify the “Prepayment Date”.

(c)           Any prepayment shall reduce the Maturity Amount by the amount of such prepayment.

Section 7.               Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the States of Illinois or Florida are authorized or required by law or other government action to close.

“Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 49% of the voting securities of the Company coupled with a replacement of more than one-half of the members of the Company’s board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, or (ii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction, the holders of the Company’s securities continue to hold at least 40% of such securities following such transaction.  The execution by the Company of an agreement to which it is a party or by which it is bound providing for any of the events set forth above in (i) or (ii) does not constitute the occurrence of the event until after the event in fact occurs.

Section 8.               Nature of Company Obligation.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct obligation of the Company.

Section 9.               Replacement Note.  If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 10.             Choice of Law and Venue; Submission to Jurisdiction; Service of Process.

(a)           THE VALIDITY OF THIS NOTE, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF).  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS OR, AT THE SOLE OPTION OF HOLDER, IN ANY OTHER COURT IN WHICH HOLDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.

(b)           THE COMPANY HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(c)           THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, OR OTHER PROCESS ISSUED IN ANY ACTION OR PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, OR OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO COMPANY.

(d)           NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF THE HOLDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY HOLDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE

TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

(e)           To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of this Note.

Section 11.             Waiver.  Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.  Any waiver must be in writing.

Section 12.             Invalidity.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 13.             Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

Section 14.             Collateral Security.  The obligation of the Company for payment of principal, interest and all other sums hereunder, in the event of a default and failure of the Company to perform hereunder, is secured by the pledge of the Pledged Shares (as defined in the Stock Pledge Agreement) by the Company as Pledgor under the terms and conditions of the Stock Pledge Agreement.

Section 15.             Lock-Up.  Except as provided below, as long as any portion of the Note remains outstanding, the Company’s Chief Executive Officer, Terry Kiefer, shall not sell, pledge, hypothecate, transfer or otherwise dispose of or encumber any portion of the Company’s common stock owned by him, or engage in any short sale or other derivative or hedging transaction with respect to the Company’s common stock.  Notwithstanding the foregoing, Mr. Kiefer may sell (i) up to one (1%) percent of the total number of the outstanding shares of the Company’s common stock during every ninety (90) day period commencing on the effective date of a registration statement, and (ii) up to four (4%) percent of the total number of the outstanding shares of the Company’s common stock during each such ninety (90) day period at a price equal to or greater than fifty ($0.50) cents per share.

Terry Kiefer has pledged 2,000,000 shares of the Company’s common stock to secure a note issued by the Company to Equities First Holdings, LLC on April 4, 2006.  The Holder hereby acknowledges having received a copy of said note and any related documents.

Section 16.             Payment of Legal Fees.  The Company shall pay legal fees and expenses incurred by the Holder in connection with negotiating and entering into the Note in an amount not to exceed five thousand five hundred ($5,500) Dollars.

Section 17.             Waiver of Jury Trial.  THE COMPANY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. THE COMPANY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer duly authorized for such purpose, as of the date first above indicated.

NATIONAL STORM MANAGEMENT, INC.

	By:	/s/ Terry Kiefer
	Name:	Terry Kiefer
	Title:	Chief Executive Officer

Attest:

By: